Exhibit 3.1

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF KLX ENERGY SERVICES HOLDINGS, INC.

KLX Energy Services Holdings, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE: Paragraph 1 of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to add the following at the end of Paragraph 1, which shall read in its entirety as follows:

“Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”), the shares of common stock, par value $0.01 per share, issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a smaller number of shares of Common Stock such that each five (5) to ten (10) shares of Old Common Stock are reclassified as one (1) share of Common Stock, the exact ratio within such range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (such reclassification, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive a cash payment (without interest) equal to the fractional share of Common Stock to which such stockholder would otherwise be entitled multiplied by the closing sales price of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Stock Split) as reported on The Nasdaq Stock Market, LLC on the date this amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

Each stock certificate that represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to the Reverse Stock Split (as well as the right to receive cash in lieu of fractional shares of Common Stock after the effectiveness of the Reverse Stock Split), until the same shall be surrendered for transfer or exchange. As soon as practicable after the effectiveness of the Reverse Stock Split and, if applicable in the case of shares of Old Common Stock represented by one or more certificates, the Corporation shall, upon surrender of such certificate(s) (or, in the case of any certificate that is alleged to have been lost, stolen or destroyed, an affidavit of loss and an indemnity reasonably satisfactory to the Corporation) (a) issue and deliver, or cause to be issued and delivered, to each holder of shares of Old Common Stock, or to his, her or its nominees, either a stock certificate or stock certificates or a notice of a book-entry made by the Corporation in its stock records, as applicable, for the number of whole shares of Common Stock into which the number of shares of Old Common Stock shall have been reclassified pursuant to the Reverse Stock Split and (b) pay, or cause to be paid, cash in lieu of any fraction of a share of Common Stock resulting from the Reverse Stock Split.”

TWO: This amendment was approved and declared advisable by the Board and duly adopted by the stockholders in accordance with the provisions of Section 242 of the DGCL.

THREE: This Certificate of Amendment shall become effective at 12:01 a.m. on July 28, 2020.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, Chief Executive Officer and Chief Financial Officer on this 27th of July, 2020.

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	President, Chief Executive Officer and Chief Financial Officer

S WHEREOF, the Corporation has caused this Certificate of Amendment to be signed , Chief Executive Officer and Chief Financial Officer on this 27th of July, 2020. KLX By Name: Thomas P. McCaffrey Title: President, Chief Executive Officerief Financial Officer [Signature Page to Charter Amendment]